As filed with the Securities and Exchange Commission on August 1, 2018

Registration No. 333- 224407

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orthofix Medical Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19961	98-1340767
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3451 Plano Parkway

Lewisville, Texas 75056

(214) 937-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kimberley A. Elting

Chief Legal and Administrative Officer

3451 Plano Parkway

Lewisville, Texas 75056

(214) 937-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joseph E. Gilligan

Brian C. O’Fahey

Paul D. Manca

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20004

(202) 637-5600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the domestication described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-224407 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Orthofix Medical Inc., a Delaware corporation (“Orthofix Delaware”), as the successor to Orthofix International N.V., a limited liability company (naamloze vennootschap) operating under the laws of Curaçao (“Orthofix Curaçao”). On July 31, 2018, Orthofix Curaçao changed its jurisdiction of incorporation from Curaçao to the State of Delaware, as described further below (the “domestication”), and changed its name to Orthofix Medical Inc. For purposes of this Amendment and the Registration Statement the terms the “Company,” “Orthofix,” “we,” “us” and “our” refer to Orthofix Curaçao as it previously existed under Curaçao law and Orthofix Delaware as it continues to exists under Delaware law.

The information contained in this Amendment sets forth additional information to reflect the domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the domestication will not reflect the change in our name or jurisdiction of incorporation.

The domestication was effected in the manner described in the section of the Registration Statement entitled, “Proposal 1: Domestication in Delaware.” Effective as of 11:59 pm Eastern Time on July 31, 2018, the Company discontinued its existence as a Curaçao limited liability company (naamloze vennootschap) and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware. Upon the effectiveness of the domestication, each common share of Orthofix Curaçao automatically became by operation of law one share of common stock of Orthofix Delaware. The Company’s common stock continues to be listed for trading on the Nasdaq Global Select Market under the symbol “OFIX.”

The rights of stockholders of the Company now arise under Delaware law and under the certificate of incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), which were adopted in connection with the domestication. Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that differ in certain respects from Curaçao law and from the Articles of Association of the Company in effect prior to the domestication. A description of the rights of stockholders before and after the domestication is described in the final prospectus dated June 1, 2018, which was filed with the Securities and Exchange Commission on May 30, 2018 and is a part of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the Certificate of Incorporation, the Bylaws and the DGCL, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the DGCL.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Bylaws also provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each of the Company’s directors and officers to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number

3.1	Orthofix Medical Inc. Certificate of Incorporation of (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 1, 2018)

3.2	Orthofix Medical Inc. Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 1, 2018)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 1, 2018)

5.1*	Opinion of Potter Anderson & Corroon LLP as to the validity of the shares of Orthofix common stock

8.1**	Tax opinion of Hogan Lovells US LLP

10.1**	Form of Indemnification Agreement

23.1*	Consent of Potter Anderson & Corroon LLP (included in Exhibit 5.1)

23.2**	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.4*	Consent of Ernst & Young LLP, independent auditors

24.1**	Power of Attorney (included on signature page to this Registration Statement)

*	Filed herewith.
**	Previously filed as an Exhibit to the Registration Statement on Form S-4 filed with the SEC on April 23, 2018.

Item 22.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, Texas on August 1, 2018.

ORTHOFIX MEDICAL INC.

By:	/s/ BRADLEY R. MASON
Name:	Bradley R. Mason
Title:	President and Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ BRADLEY R. MASON Bradley R. Mason	President and Chief Executive Officer, Director (Principal Executive Officer)	August 1, 2018

/s/ DOUGLAS C. RICE Douglas C. Rice	Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2018

* Ronald A. Matricaria	Chairman of the Board of Directors	August 1, 2018

* Luke Faulstick	Director	August 1, 2018

* James Hinrichs	Director	August 1, 2018

* Alexis V. Lukianov	Director	August 1, 2018

* Lilly Marks	Director	August 1, 2018

* Michael E. Paolucci	Director	August 1, 2018

* Maria Sainz	Director	August 1, 2018

* John Sicard	Director	August 1, 2018

* By:	/s/ Bradley R. Mason
Attorney-in-fact